Exhibit 3.2
CERTIFICATE OF OWNERSHIP AND MERGER
Subsidiary Into Parent

MERGING
PANELTECH INTERNATIONAL HOLDINGS, INC.
A Delaware Domestic Corporation (“Subsidiary”)

WITH AND INTO
CHARLESTON BASICS, INC.
A Delaware Domestic Corporation (“Parent”)
_________________________________________
Pursuant to Section 253 of the Delaware General Corporation Law

    CHARLESTON BASICS, INC., a Delaware corporation incorporated on the 4th  day of April, 2006 (“Parent”), pursuant to the provisions of the General Corporation Law of the State of  Delaware;

DOES HEREBY CERTIFY

FIRST:	That Parent is organized and existing under the General Corporation Law of the State of Delaware.

SECOND:	That Parent owns 100% of the capital stock of PANELTECH INTERNATIONALHOLDINGS, INC., a Delaware corporation incorporated on the 24th day of December, 2009, its wholly-owned subsidiary (“Subsidiary”).

THIRD:
That Parent determined to merge Subsidiary into itself (the “Merger”), pursuant to Section253 of the Delaware General Corporation Law, by a resolution of its Board of Directors(the “Board”) attached hereto as Exhibit A, duly adopted by the unanimous written consent of the members of the Board, dated December 23, 2009.

FOURTH:
That pursuant to Section 253(b) of the General Corporation Law of Delaware, upon the effectiveness of the merger, Parent, as the surviving corporation of the Merger, changes its corporate name to:  Paneltech International Holdings, Inc.

FIFTH:	The Merger shall become effective upon filing with the Delaware Secretary of State.

[Signature Page Follows]

IN WITNESS WHEREOF, Parent has caused this certificate of ownership to be executed by its duly authorized officer on this 28th day of December, 2009.

CHARLESTON BASICS, INC.
By:	/s/ Leroy Nott
Name: Leroy Nott Title: President

Exhibit A

Resolutions of the Board of Directors of Charleston Basics, Inc.

WHEREAS, Paneltech International Holdings, Inc., a Delaware corporation (“Subsidiary”), is the wholly owned subsidiary of Parent, which lawfully owns 100% of the issued and outstanding stock of Subsidiary; and

WHEREAS, the Board has determined that it is advisable, fair and in the best interests of Parent and its stockholders to merge Subsidiary with and into Parent, to be possessed of all the estate, property, rights, privileges and franchises of Subsidiary and to change the name of Parent to Paneltech International Holdings, Inc., in accordance with the provisions of Sections 253 and 253(b) of the Delaware General Corporation Law, which permit such merger and name change (the “Merger”).

NOW THEREFORE BE IT

RESOLVED, that Parent and Subsidiary shall be merged into a single corporation, in accordance with applicable provisions of the Delaware General Corporation Law, by Subsidiary merging with and into Parent, which shall be the surviving corporation; and it is further

RESOLVED, upon the Merger becoming effective as provided in the applicable laws of the Delaware General Corporation Law (the time when the merger shall so become effective being sometimes herein referred to as the “Effective Date of the Merger”):

i. The two constituent corporations shall be a single corporation, which shall be Parent, as the surviving corporation; and the separate existence of Subsidiary shall cease except to the extent provided by the law of the State of Delaware in the case of a corporation after its merger into another corporation.

ii. Parent, the surviving corporation relinquishes its corporate name, and assumes in its place, the name: Paneltech International Holdings, Inc., pursuant to Section 253(b) of the Delaware General Corporation Law.

RESOLVED, Parent, as the surviving corporation in the merger, shall possess all the estate, property, rights, privileges and franchises Subsidiary and assume all debts, duties, liabilities and obligations thereof; and it is further.

RESOLVED, Parent’s Certificate of Incorporation and bylaws in effect immediately prior to the effectiveness of the Merger shall be the certificate of incorporation and bylaws of the surviving corporation, with the corporate name change above to be reflected in such certificate of incorporation and bylaws; and it is further

RESOLVED, that as of the Effective Date of the Merger Article “First” of the certificate of incorporation of Parent relating to its corporate name shall be hereby amended to read in its entirety as follows:

“FIRST: The name of this corporation is:  Paneltech International Holdings, Inc.”

; and it is further

RESOLVED, that the directors and officers of Parent shall continue in office until they resign and their successors are duly elected; and it is further

RESOLVED, that the manner of converting the outstanding shares of each of the constituent corporations shall be as follows:

i. As of the Effective Date of the Merger each share of stock of Subsidiary, issued and outstanding, all of which are held by Parent, shall be surrendered and canceled without any action on the part of the Sole Shareholder.

ii. The Merger shall have no effect on the stock of Parent. As of the Effective Date of the Merger, each share of stock of Parent, issued and outstanding or held as treasury shares will remain the same as it were immediately prior to the Effective Date of the Merger, without any change, conversion or reclassification thereof; and it is further

RESOLVED, that an authorized officer of Parent be and is herby directed to make and execute a Certificate of Ownership setting forth a copy of the resolution to merge said Subsidiary with and into itself and assume its liabilities and obligations, and the date of adoption thereof, and to file the same in the office of the Secretary of State of Delaware, and cause a certified copy thereof to be filed in the office of the Recorder of Deeds of Kent County, Delaware; and be it further

RESOLVED, that the officers of Parent and Subsidiary be and they hereby are, authorized and directed to do all acts and things whatsoever, whether within or without the State of Delaware; which may be in any way necessary or proper to effect said merger.